SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

        Date of Report (Date of earliest event reported) August 28, 2003



Commission      Registrant; State of Incorporation;      I.R.S. Employer
File Number       Address; and Telephone Number         Identification No.
-----------     -----------------------------------     ------------------

333-21011       FIRSTENERGY CORP.                          34-1843785
                (An Ohio Corporation)
                76 South Main Street
                Akron, Ohio  44308
                Telephone (800)736-3402


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Item 7.  Financial Statements, Pro Forma Financial Statements and Exhibits
(c) Exhibits.

Exhibit No.       Description
-----------       -----------
    99            Attachment - Quarterly Statements of Cash Flows (Unaudited)

Item 9.   Regulation FD Disclosure

          On August 28, 2003, FirstEnergy released the following information to the investment community.

          FirstEnergy has been the subject of extensive press coverage during the past two weeks, often by media reporters who do not normally cover our industry or FirstEnergy. Additionally, we have received calls from investors regarding several common issues mentioned in the press. This letter will provide additional clarity and perspective regarding these matters.

Second Quarter 2003 Cash From Operations
----------------------------------------

          Recent media stories have drawn various conclusions regarding FirstEnergy's financial status and liquidity based on information in our SEC Form 10-Q filing for the second quarter of 2003. Net cash provided from operating activities was $22 million in the second quarter of 2003, down from $262 million for the second quarter of 2002. For the six months ended June 30, 2003, cash provided from operating activities was $484 million, down from $726 million for the same period of 2002.

          These reductions primarily result from the challenges that we discussed on our first and second quarter earnings conference calls. Shown below is a summary of the major items giving rise to the reductions for the 2003 periods compared with the 2002 periods.

                Changes in Cash from Operations, 2003 vs 2002
                           Periods Ending June 30
                                ($ millions)

                                                        3 Months      6 Months
                                                        --------      --------
    Reduced generation sales margins                    $ (27.1)      $ (32.7)
    Distribution throughput revenue                       (19.2)         55.9
    Davis-Besse extended outage impacts:
       Replacement power                                   (4.4)        (35.3)
       Incremental maintenance                            (10.3)        (27.5)
    Other nuclear non-fuel costs (primarily refueling)     (43.4)        (48.0)
    Fossil unit non-fuel costs                              (0.9)        (12.5)
    Gas margins                                            (8.7)          3.5
                                                        -------       -------
          Subtotal before working capital and other     $(114.0)      $ (96.6)
     Working capital and other:
      Higher federal income tax deposits-2003             (64.3)        (64.3)
      Higher energy option payments/margin calls-2003     (32.2)        (39.4)
      M&S increase (primarily emission allowances)        (23.7)        (30.4)
      All other changes                                    (6.2)        (11.5)
                                                        -------       -------
          Total reduction in cash from operations       $(240.4)      $(242.2)

          We have been asked about the details of the "other" category in the Statement of Cash Flows. Attached to this letter is a schedule of the quarterly Statements of Cash Flows from year-end 2001 through the second quarter of 2003 that provides additional detail of the "other" category.

          We have also been asked why the "other" category for the most recent period was negative since it is usually a positive in prior quarters. You will recall that the New Jersey Board of Public Utilities (BPU) decided Jersey Central Power & Light Company's (JCP&L) base rate case on July 25, 2003. In that ruling, the BPU disallowed the recovery of $152.5 million of

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deferred energy costs and $6 million of other costs. As a result,  we recorded a
$158.5 million non-cash charge to net income in the second quarter of 2003 to recognize the non-recoverability of these items. Although that non-cash charge is included in the "Deferred costs recoverable as regulatory assets" line on the Statement of Cash Flows in the second quarter, we wanted to provide more visibility of that amount given the size of the charge. Therefore, we included an additional line item for the $158.5 million disallowance as "Disallowed regulatory assets" to provide that visibility and a corresponding $158.5 million offset was included as a reduction in the "other" category. Had we not isolated that charge, the "other" category would have been a positive $91.9 million in the second quarter.

Cash Balances and Liquidity
---------------------------

          Some of FirstEnergy's media coverage during the past two weeks erroneously reported that the company was now facing "a cash crunch" due to its second quarter financial statement's cash and cash equivalents balance being only $64 million. As you know, a company's liquidity position is measured as the sum of cash and unused credit facilities. As reported in our second quarter SEC Form 10-Q, our unused credit capacity was $210 million, producing total liquidity of $274 million. More importantly, on any given day, cash balances are greatly influenced by financing and refinancing activities, the timing of large bill payments and cash receipts, and interest and dividend payments.

          For example, much was made of FirstEnergy's cash balance being $360 million at the end of the second quarter of 2002, one year earlier. On June 30, 2002, JCP&L had just completed an asset securitization transaction and $240 million of securitization proceeds were being held in escrow awaiting drawdown so the escrow funds inflated the cash balance on that day. A few days later, the funds were released from escrow and used to pay down outstanding debt and the cash balance was similarly reduced. We manage our cash balance to minimize net financing costs since the earnings rate on our temporary investments is typically less than our short-term borrowing costs.

          We recently closed on a new $450 million secured credit facility at Ohio Edison. This facility will expire at year-end and was put in place to insure ample liquidity through the end of the year. Including this new facility, our total liquidity was $933 million at the close of business on August 26, 2003. We generally target to have about $500 million of liquidity recognizing that on any given day, we could be several hundred million dollars above or below that general target level. Of course, in addition to their liquidity resources, the FirstEnergy companies have access to public debt and preferred securities markets and have the capacity to issue substantial amounts of new fixed income securities.

Equity Issuance
---------------

          As part of our commitment to maintain our investment grade debt ratings, we are proceeding with the necessary steps to issue additional shares of common stock. We filed yesterday an amendment to our omnibus $2.0 billion "shelf" registration statement on Form S-3 with the SEC. Once the filing is declared effective by the SEC and depending upon market conditions, we expect to proceed in a timely manner to issue additional common equity and are generally targeting a sale of $500 million to $750 million. Net proceeds will be used to reduce debt.

          The securities covered by the shelf registration statement may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This letter does not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. When a written prospectus meeting the requirements of Section 10 of the Securities Act of 1933 with respect to any securities becomes available, you may obtain a copy from FirstEnergy Corp., 76 South Main Street, Akron, Ohio, 44308.

Forecast for 2003
-----------------

          As discussed on our second quarter earnings call, we expect to generate about $575 million of free cash during 2003, which will be used to retire debt. This amount reflects $370 million of free cash flow (cash flow

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after capital  expenditures  of about $733 million and common stock dividends of
$441 million) plus the $129 million cash benefit of the Emdersa abandonment, the sale of our note receivable from Aquila to a third party for $62 million, and the expected $14 million proceeds from the sale of Avon Energy Partners. This positive cash flow is after incurring about $250 million of replacement power and incremental O&M expenditures at Davis-Besse this year assuming a mid-fall restart.

          Although our free cash generation in 2003 is less than our original projections, it remains strongly positive. It is unfortunate that many recent stories in the media based their conclusions regarding FirstEnergy's financial status and liquidity almost exclusively on several line items in our SEC Form 10-Q filing including the June 30, 2003 cash balance.

Forward-Looking Statement: This Form 8-K includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements typically contain, but are not limited to, the terms "anticipate," "expect," "believe," "estimate," and similar words. Actual results may differ materially due to the speed and nature of increased competition and deregulation in the electric utility industry, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy and commodity market prices, replacement power costs being higher than anticipated or inadequately hedged, maintenance costs being higher than anticipated, legislative and regulatory changes (including revised environmental requirements), adverse regulatory or legal decisions, availability and cost of capital, inability of the Davis-Besse Nuclear Power Station to restart (including because of any inability to obtain a favorable final determination from the Nuclear Regulatory Commission) in the fall of 2003, inability to accomplish or realize anticipated benefits of strategic goals, the ability to timely sell a significant amount of equity at an acceptable price, the ability to access the public securities markets, further investigation into the causes of the August 14, 2003 power outage and the outcome, cost and other effects of present and potential legal and administrative proceedings and claims related to that outage, and other similar factors. Our credit facilities contain customary provisions, including conditions to borrowings that require representations and warranties regarding the existence of material adverse changes in the business, condition (financial or otherwise), results of operations or prospects of FirstEnergy and its consolidated subsidiaries taken as a whole, or legal proceedings which have a reasonable possibility of having such an effect. As has been widely reported, various class action suits have been filed or announced against FirstEnergy relating to our recent financial restatements and the August 14, 2003 regional outage. While we are still in the early stages of addressing these matters and we do not know what other actions may be brought against us in the future, we do not believe that any of these current matters impact our ability to access our various credit facilities.


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                                    SIGNATURE



          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



August 28, 2003



                                                  FIRSTENERGY CORP.
                                                  -----------------
                                                     Registrant





                                               /s/Harvey L. Wagner
                                           --------------------------------
                                                  Harvey L. Wagner
                                              Vice President, Controller
                                             and Chief Accounting Officer



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